Filed pursuant to Rule 424(b)(3)
                                                Registration  No.  333-116890
                                                                   ----------

                          COLLEGE OAK INVESTMENTS, INC.

                    RESALE OF 232,000 SHARES OF COMMON STOCK





     The selling stockholders listed on page 21 may offer and sell up to 232,000 shares of our common stock under this prospectus for their own account. Currently the Company's stock is not traded on any public trading market. Shares offered by the selling stockholders will be sold at the stated, fixed price of $.10 per share until the securities are quoted on the OTC Bulletin Board and thereafter may sell at prevailing market prices or privately negotiated prices. Shares offered by the selling stockholders may be sold by one or more of the following methods:

     -    ordinary brokerage transactions in which a broker solicits purchases;
          and
     - face to face transactions between the selling stockholders and purchasers without a broker.

     A current prospectus must be in effect at the time of the sale of the shares of common stock discussed above. We will not receive any proceeds from the resale of common stock by the selling stockholders. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

     Each selling stockholder or dealer selling the common stock is required to deliver a current prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, selling stockholders may be deemed underwriters. Therefore, the selling stockholders may be subject to statutory liabilities if the registration statement, which includes this prospectus, is defective by virtue of containing a material misstatement or failing to disclose a statement of material fact. We have not agreed to indemnify any of the selling stockholders regarding such liability.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is November 12, 2004

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----
Prospectus  Summary                                                            3
Summary  Financial  Data                                                       5
Risk  Factors                                                                  6
Use  of  Proceeds                                                              8
Dividend  Policy                                                               8
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                                          8
Business                                                                      12
Recent  Events                                                                16
Management                                                                    17
Certain  Transactions  and  Related  Transactions                             19
Principal  Stockholders                                                       19
Description  of  Capital  Stock                                               20
Shares  Available  for  Future  Sale                                          20
Plan  of  Distribution  and  Selling  Stockholders                            21
Interest  of  Named  Experts  and  Counsel                                    23
Disclosure  of  Commission  Position  on
  Indemnification  for  Securities  Act Liabilities                           23
Legal  Proceedings                                                            24
Experts                                                                       24
Legal  Matters                                                                24
Where  You  Can  Find  More  Information                                      24
Financial  Statements                                                        F-1

                              ABOUT THIS PROSPECTUS
                              ---------------------

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

     This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

     All references to "we," "our," or "us," refer to College Oak Investments, Inc., a Nevada corporation unless specifically stated otherwise.

                               PROSPECTUS SUMMARY
                               ------------------

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

     College Oak Investments, Inc. (the "Company") provides full-service real estate development consulting, construction management and general contracting services and support for small to mid-size commercial developers and users of commercial buildings. These services include the following:

     - Site Selection;
     - Financial Pro-forma preparation and analysis;
     - Return on Investment and Rate of Return Analysis;
     - Design Development;
     - Construction Management;
     - General Contracting;
     - Job Supervision;
     - Leasing and Property Management; and
     - Sale/Leaseback and other Disposition Scenario Analyses.

     In addition to the services listed above, we intend to offer for sale newly issued shares of our Company's Common Stock, specifically for the purpose of purchasing land for development or income producing commercial real estate after our registration statement is declared effective.



     We have generated net revenues to date from construction management consulting fees ranging from 3% to 5% of construction related costs. As of July 31, 2004, we had generated approximately $37,901 in such fees, which was offset by $35,716 from cost of revenues. We do not consider ourselves a "blank check" company, as defined, and have no intention of seeking a private company with which to merge in the foreseeable future.

     In addition to the services listed above, in the event we raise significant capital from conventional sources such as our existing investors or commercial banks, we may purchase raw land for speculative purposes. In a purchase of raw land in South Texas, it is not unusual to seek out mineral rights, such as oil and gas, which then can be associated with the purchase of the underlying land. If we have an opportunity to exploit such mineral rights in a raw land purchase, we intend to seize that opportunity and find additional partners to perhaps explore and extract those rights, when it makes sound business sense. Presently we do not have any such intentions or plans.

     In addition, our business plan calls for us to enter into joint ventures such as the Schertz Parkway Joint Venture described further in this prospectus. To do this, we will seek out owners and/or developers for the construction and/or ownership of commercial properties and negotiate such arrangements.

     As a result of our accumulated deficit, our auditors have expressed substantial doubt as to whether we will be able to continue as a going concern. This risk may be exacerbated by the fact that we have only one employee who is not paid by the Company, our president and sole director, Carey Birmingham. In addition to being our sole employee, Mr. Birmingham is a majority shareholder controlling 46% of our common stock.

     The Company was incorporated in Nevada on February 3, 2004. Our principal executive offices are located at 16161 College Oak, Suite 101, San Antonio, Texas, 78249, our telephone number is (210) 408-6019 Ext. 2, and our fax number is (210) 408-1856.

                             SUMMARY FINANCIAL DATA
                             ----------------------

You should read the summary financial information presented below for the three months ending July 31, 2004. We derived the summary financial information from our unaudited financial statements appearing elsewhere in this prospectus. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this prospectus.





                                    THE  THREE  MONTHS  ENDING
                                          JULY  31,  2004

DATA:
Revenues                                    $  37,901
Cost of Revenues                            $  35,716
                                          ------------
  Gross Profit                              $   2,185
                                          ------------
Administrative Expenses                     $   1,429
                                          ------------
  Net Income (Loss)                         $     756




BALANCE SHEET DATA:                                                     AS OF JULY 31, 2004
-------------------------                                          -------------------------
Cash                                                                              $8,625
Working Capital Deficit                                                          $22,590
Accounts Payable                                                                 $37,104
Deficit accumulated during development stage                                   ($233,990)


                                  RISK FACTORS
                                  ------------

     This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below. The shares being offered hereby involve a high degree of risk. Prospective investors should consider the following risk factors inherent in and affecting the business of the Company and an investment in the shares.

WE  HAVE  FUTURE  CAPITAL  NEEDS  AND  WITHOUT ADEQUATE CAPITAL WE MAY GO OUT OF
--------------------------------------------------------------------------------
BUSINESS
--------

     Our growth and continued operations could be impaired by limitations on our access to the capital markets. Two of the principals of our Company have committed up to $50,000 in additional capital to us via non-interest bearing unsecured lines of credit. However, we can not assure that the capital we have raised, and the additional capital available to us from our principals, will be adequate for the long-range growth of our Company. If financing is available, it may involve issuing securities senior to the shares or equity financings which are dilutive to holders of the shares. In addition, in the event we do not raise additional capital from conventional sources, such as our existing investors or commercial banks, there is every likelihood that our growth will be restricted and we may need to scale back or curtail implementing our business plan.

     Even if we are successful in raising capital, we'll likely need to raise additional capital to continue and/or expand our operations. If we do not raise the additional capital, the value of any investment in College Oak Investments, Inc. may become worthless.

OUR AUDITOR HAS RAISED DOUBT AS TO WHETHER THE COMPANY CAN CONTINUE AS A GOING
------------------------------------------------------------------------------
CONCERN
-------

     The Company has generated nominal revenues since inception. Additionally the Company is run by its sole employee, Carey Birmingham, who is also a significant shareholder of the Company. These factors among others indicate that the Company may be unable to continue as a going concern, particularly in the event that it cannot obtain additional financing and/or attain profitable operations. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty and if the company cannot continue as a going concern, your investment in the Company could become devalued or even worthless.

WE HAVE A LIMITED OPERATING HISTORY AND BECAUSE OF THIS IT MAY BECOME DIFFICULT
-------------------------------------------------------------------------------
TO EVALUATE OUR CHANCE FOR SUCCESS
----------------------------------

     We were formed as a Nevada corporation in February 2004. Aside from organizational costs incurred, we haven't incurred significant expenses to date but do have a limited operating history which includes construction management and consulting agreements that have generated a small amount of fees. As such, it may be difficult to evaluate our business prospects. We are a development stage company new to our business, which means we need to arrange new agreements, raise needed capital, and pay expenses and general administrative fees. Although we have an experienced president and significant talents in our consultants, we are a new company and, as such, run a real risk of not being able compete because of our relatively short existence. New companies in the competitive environment of construction, real estate and consulting often do not survive without a history of projects and contacts. Without our efforts to market our business, we may be forced to close and go out of business. Under such a circumstance, the value of any investment in College Oak Investments, Inc. may become worthless.

WE DEPEND ON CAREY BIRMINGHAM, OUR SOLE DIRECTOR AND OFFICER, AND IF WE LOSE
----------------------------------------------------------------------------
HIM, WE WILL FACE SIGNIFICANT HURDLES TO CONTINUING OPERATION
-------------------------------------------------------------

     Our performance is substantially dependent on the performance of Carey Birmingham, our sole officer and director. The loss of the services of Carey Birmingham will have a material adverse effect on our business, results of operations and financial condition. In addition, the absence of Mr. Birmingham will force us to seek a replacement who may have less experience or who may not understand our business as well, or we may not be able to find a suitable replacement. Without the expertise of Mr. Birmingham, or an immediate and qualified successor, we may be forced to curtail operations or close the business entirely, making the value of any investment in College Oak Investments, Inc. worthless. In addition, we relay on Mr. Birmingham's discretion in the direction of our business and the agreements he enters into.

THE TWO FOUNDERS OF OUR COMPANY POSSESS SIGNIFICANT CONTROL OVER THE COMPANY'S
------------------------------------------------------------------------------
OPERATIONS, AND BECAUSE OF THIS THEY MAY CHOOSE A PLAN OF ACTION WHICH WILL
---------------------------------------------------------------------------
DEVALUE THE COMPANY'S OUTSTANDING SECURITIES
--------------------------------------------

     Our executive officer and director, along with our co-founder David Loev, control 89% of our outstanding Common Stock. Accordingly, our executive officer and co-founder possess significant influence over the Company on matters submitted to the stockholders for approval. These matters include the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. This amount of control by our founders gives them virtually limitless ability to determine the future of our Company, and as such, they may unilaterally elect to close the business, change the business plan or make any number of other major business decisions without the approval of shareholders. This control may eventually make the value of any investment in College Oak Investments, Inc. worthless.

NO MARKET CURRENTLY EXISTS FOR OUR COMMON STOCK
-----------------------------------------------

     We currently lack a market for the Company's Common Stock. Because of this, it is hard to determine exactly how much our securities are worth. This makes an investment in our Company very speculative. As a result of the lack of market, it is hard to judge how much our securities are worth. Because of the illiquid nature of our shares, any investment in the Company may become worthless. In addition, even if a market does develop for our shares it is likely that it will be illiquid and sporadic.

WE HAVE NOT AND DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS ON OUR COMMON STOCK,
--------------------------------------------------------------------------------
BECAUSE OF THIS OUR SECURITIES COULD FACE DEVALUATION IN THE MARKET
-------------------------------------------------------------------

     We have paid no cash dividends on our Common Stock to date and it is not anticipated that any cash dividends will be paid to holders of our Common Stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.



OUR COMPANY HAS INDEMNIFIED  ITS SOLE OFFICER AND DIRECTOR SO IT WILL BE
------------------------------------------------------------------------
DIFFICULT TO SEEK DAMAGES FROM HIM IN A LAWSUIT
-----------------------------------------------

     Our Bylaws provide that the officers and directors will only be liable to the Company for acts or omissions that constitute actual fraud, gross negligence or willful and wanton misconduct. Thus, we may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete our assets. Stockholders who have questions respecting the fiduciary obligations of our officers and directors should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the 1933 Act and the rules and regulations thereunder is against public policy and therefore unenforceable. See "Management".

     You should carefully consider the above risk factors and warnings before making an investment decision. The risks described above are not the only ones facing us. Additional risks that we do not yet know of or that we currently think are not material may also have an adverse effect on our business operations. If any of those risks or any of the risks described above actually occur, our business could be adversely affected. In that case, the price of our common stock could decline, and you could lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this prospectus.

                           FORWARD-LOOKING STATEMENTS
                           --------------------------

     This Prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may affect our actual results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors are discussed in the "Risk Factors" section beginning on page 6 of this Prospectus. In some cases you can identify forward-looking statements by terminology such as "may", "should", "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or other similar expressions. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements included in this Prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. The safe harbor contained in the present Securities Litigation Reform Act does not apply to initial public offerings.

                                USE OF PROCEEDS
                                ---------------

     We will not receive any proceeds from the resale of common stock.

                                 DIVIDEND POLICY
                                 ---------------

     We have not in the past paid any dividends on our equity securities and anticipate that we will retain any future earnings for use in the expansion and operation of our business. We do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends will depend upon our financial condition, results of operations and capital requirements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                     ---------------------------------------
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                  ---------------------------------------------

The following discussion should be read in conjunction with our financial statements.

GENERAL

     College Oak Investments, Inc. is a development stage company with a limited operating history. Our fiscal year ends April 30.

     Since inception, we have utilized funds obtained primarily through the private placement sale of stock to 39 investors, raising $8,400 since March 2004, and net consulting fees of approximately $2,185 to develop our business Nevertheless, we have recorded minimal revenues and have incurred net losses from operations totaling approximately ($233,990) from inception through July 31,2004.

     Our current cash forecast indicates that there will be negative cash flows from operations through the fiscal year ending April 30, 2005. On July 15, 2004, two of our founders, David Loev and Carey G. Birmingham committed to provide us with additional capital in the form of non-interest bearing, unsecured lines of credit totaling $50,000. This commitment is pursuant to written agreements between our company and the founders dated September 15, 2004. While these lines of credit will help our current cash position, we will need to seek additional financing in the short term to continue with our business plan and marketing needs. Additionally, we will need to seek out conventional long term financing for particular projects as needed in the form of mortgages or bank lines of credit. However, even with the capital available to us currently and which we hope to obtain through mortgages and lines of credit, we can provide no assurance that we will be successful in implementing our business plan or that revenues from our services or investments will be sufficient to fund our working capital and marketing expenditure requirements in the foreseeable future. Failure to obtain sufficient funding may adversely impact our financial position.

     The following discussion should be read in conjunction with our financial statements.



     We are a development stage company with a limited operating history. We were incorporated in February 2004, but have conducted limited business operations as we have had limited cash and assets. Since inception, we have marketed our services in a limited fashion as cash flow has allowed, relying on the efforts of our president and consultants to act on pending bids and/or opportunities as they arise. In the future, as revenues provide, we will place our company on broad bid lists, seek out potential real estate owners requiring our specific expertise, and attend various local and regional social functions to spread awareness of our services. Traditionally, the services that we provide are sought out on a "word-of-mouth" basis and by networking within the industry. Other methods, such as advertising and public relations, are less often utilized for small companies such as ours, but will be implemented as our growth allows. As of July 31, 2004, we had generated gross profits from consulting fees of approximately $2,185 from two clients. Nevertheless, there exists limited historic operations with respect to our operations. The financial information contained in this prospectus is for the unaudited period from February 3, 2004 (inception) through July 31, 2004.

     Currently, the majority of our losses have resulted from non-cash expenditures in the form of stock for services. We have no plans to pay any salaries or overhead costs in the foreseeable future. As a result, we believe that cash flows from fees, along with our available lines of credit, will be sufficient to pay the costs of this offering and the small amount of operating expenses we require for the next six months. We have begun to generate revenues from operations, but there is no assurance as to how long these revenues will be sufficient to cover cash requirements. As a result, we will likely rely on the lines of credit available from our founders to supplement our operations.


                                                              ESTIMATED
                                                              CASH           DATE OR NUMBER OF MONTHS
                                                              REQUIRED       AFTER RECEIPT OF PROCEEDS
                            METHOD OF                         FOR SUCH       WHEN EVENT SHOULD BE
EVENT                       ACHIEVEMENT                       EVENT          ACCOMPLISHED
Fund operations and         Operations are currently being    $0             Currently underway.  We are generating
generate revenue            funded by existing gross                         revenues now. First revenues were
                            revenues and working capital                     generated in May 2004.

Expand services to new      Currently underway                $2,500         Ongoing process which has already
customers and seek out                                                       commenced with the purchase by the
development projects.                                                        Company of 3.0% of Schertz Parkway
                                                                             Ventures, LLC.  Future J/V projects will
                                                                             include ownership and construction
                                                                             management fees on a project by project
                                                                             basis.

Seek to establish           Source businesses in related      $2,500         The ability to complete strategic
strategic alliances that    fields.                                          alliances cannot be definitively timed
will maximize our                                                            and will depend on opportunities which
value.                                                                       these individuals will continue to
                                                                             explore.

Seek liquidity and          Become listed on the over-        $3,000         Six months to one year initially and then
growth in the market        the-counter bulletin board and                   a continuing effort thereafter.
place.                      continue marketing efforts.


Plan of Operations
------------------

     Management anticipates a need for approximately $50,000 to meet our needs for working capital, capital expenditures and business development for the next twelve months. To date, we have been utilizing our resources in an effort to become a publicly traded entity. As of July 31, 2004, we had received net revenues from consulting fees of approximately $2,185 from two clients in San Antonio, Texas. Due to the nature of our business providing consulting services, our net revenue from consulting fees can be expected to be minimal for the foreseeable future, in the range of 3-5% of construction cost. We anticipate increasing our revenues by purchasing equity interests in development joint ventures, such as the Schertz Parkway venture described in Recent Events Section herein.

     We have raised approximately $8,400 from 39 investors.

     To fund operations and purchase equity interests in properties and development joint ventures, we will rely on the commitment of our two principals, Mr. David Loev and Mr. Carey Birmingham to provide us with working capital in the form of open lines of credit totaling $50,000, or $25,000 from each principal. These commitments were made in the form of written lines of credit to our Company dated September 15, 2004, are non-secured and non-interest bearing. As of the date of this filing, we have not drawn upon these lines of credit.

     Even though the Company can draw on these lines of credit from our two principals and the fact that we are receiving revenues from our current projects, we believe we will need to seek out additional funding within the next six months to expand our services to new customers and seek out development projects.

Product Research and Development
--------------------------------

     There is no planned product research and development in the foreseeable future.

Planned purchase of plant and/or equipment
------------------------------------------

     There is no planned purchase of plant or equipment in the next 12 months, but it can be anticipated that, by the nature of our business, we may need to acquire various pieces of construction equipment or tools in the future.

Planned significant changes in number of employees
--------------------------------------------------

     We are not planning any significant changes in the number of employees of our Company in the near future. We believe that because of the nature of our business, the Company can be effectively managed by our current president, Mr. Birmingham, combined with the efforts of our consultants. Mr. Birmingham plans on concentrating his full time and effort on the company and leveraging his time with the effective use of consultants listed in this prospectus and subcontractors in the trade which will be billed to specific projects.

                              RESULTS OF OPERATIONS

     During the period from February 3, 2004 through July 31, 2004, we relied on revenues generated from two projects, Schertz Parkway Ventures ("SPV") and QuadK, to support our operations. While these projects have offered our company net fees, the QuadK project will be completed by year end 2004, meaning no additional fees will be obtained from the QuadK project past that point.

     If the joint venture, SPV, does not secure the financing for development of the Schertz Parkway project, and our company does not secure additional projects over the next several months, there is a material risk that we will need to curtail or possibly cease operations on a temporary or permanent basis. This project in Schertz is critical to our short term and long term success as a company. If it is successful, it will provide us with significant liquidity and assets, by way of fees generated for our company and the increased value of our ownership interest in the joint venture. We anticipate that the first phase of the project will have a construction cost of approximately $1.6 million, generating net fees for our company of approximately $48,000 over the next 8-10 months. Net fees do not include our normal operating expenses associated with the project, which will be reimbursed. Furthermore, as the entire project progresses, we estimate the entire construction cost will exceed $9 million, with estimated net fees in excess of $270,000.

     These two projects generated 100% of our revenues, consisting of $37,901 during the three month period ending July 31, 2004.

     SPV, on the other hand should begin construction during the first quarter of 2005. In addition, we will be generating net fees from SPV in the interim for preliminary engineering, architecture and site preparation.

     Despite the anticipated revenues from SPV, it is critical that we continue to generate revenues through additional construction management and contracting projects, as well as through direct ownership of income producing real estate. Without new projects generating additional revenues, or new financing, we may run out of cash resources and be unable to continue with our business plan.

For the three months ending July 31, 2004

     For the three month period ending July 31, 2004, the company had revenues of $37,901, which were offset by $35,716 due to cost of revenue associated with subcontractor fees and expenses associated with the QUADK contract, leaving a gross profit of $2,185.

     The expenses associated with the QuadK project consist solely of subcontracting expenses paid to Sage Development and Construction. Our contract with QuadK calls for us to receive a fee of approximately 5% of the construction cost. For the three month period ending July 31, 2004, general and administrative expenses consisted of cash items of $629.

     Net income totaled $1,556 for the three months ending July 31, 2004.

For the period from February 2, 2004 (Inception) through April 30, 2004.

     We had no revenues for the period from February 3, 2004 through April 30, 2004.

     General and administrative expenses consisted of cash items of $32,545, which were for start up expenses, including accrued legal fees of $30,000 In addition, we incurred non-cash expenses of $203,000 which consisted of stock issued for services consisting of: sourcing new clients; providing construction expertise; real estate finance; leasing; market knowledge and property management expertise; and legal services.

     Net loss totaled ($235,545) for the period from February 3, 2004 through April 30, 2004.

Liquidity And Capital Resources.
--------------------------------

     OVERVIEW
     --------

     Our cash position was $8,625 as of July 31, 2004. We also had additional assets of $5,889, which consisted of $5,493 of Accounts Receivable and $396 of Investment in the Schertz Parkway Joint Venture.

     Accounts payable as of July 31, 2004, was $37,104.

     Working capital on July 31, 2004, was negative $22,590.

     For the period from February 3, 2004 to July 31,2004, cash flows from operating activities were positive $621. Consisting primarily of $203,000 of adjustments to reconcile net loss, due to stock issued for services. Net cash flows from investing activities were negative $396 for the period from February 3, 2004 to July 31, 2004. For the same period the net cash flows from financing activities of the Company was $8,400.

     We have a written commitment from two of our founders to provide us with financing via lines of credit totaling $50,000 in the future. Despite this assurance, however, if we are unable to raise additional capital from conventional sources, including lines of credit and additional sales of additional stock in the future, we may be forced to curtail or cease our operations. Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.

     In the future, we may be required to seek additional capital by selling debt or equity securities, curtailing operations, selling assets, or otherwise be required to bring cash flows in balance when it approaches a condition of cash insufficiency. The sale of additional equity securities, if accomplished, may result in dilution to our shareholders. We cannot assure you, however, that financing will be available in amounts or on terms acceptable to us, or at all.



                                    BUSINESS
                                    --------

OUR BUSINESS DEVELOPMENT
------------------------

     College Oak Investments, Inc. was formed in February 2004, as a new corporation with no predecessor corporation. Although our Company has only been in existence for a few months, our president has over 25 years of experience in the commercial construction and real estate business.

     Neither we, nor our president, have been in bankruptcy, receivership or any similar proceeding, and we have not had any material reclassification, merger, consolidation or purchase or sale of a significant amount of assets.

Our Business
------------

     College Oak Investments offers full-service development consulting, construction management and general contracting services and support for small to mid-size commercial developers and users of commercial buildings and various types of raw land for speculation and development. These services include the following:

     - Site Selection;
     - Financial Pro-forma preparation and analysis;
     - Return on Investment and Rate of Return Analysis;
     - Design Development;
     - Construction Management;
     - General Contracting;
     - Job Supervision;
     - Leasing and Property Management;
     - Sale/Leaseback and other Disposition Scenario Analyses; and
     - Sale Negotiation and Brokerage.
     - Raw Land, including oil and gas properties, for acquisition, sale and/or development.

     As a service business, we do not have a need for any distribution.

     In addition to the services listed above, we intend to raise additional capital through the sale of our Company's Common Stock after our registration statement is declared effective, specifically for the purpose of purchasing land for development or income producing commercial real estate.

     Our initial concentration will be in the San Antonio and South Texas markets where we will offer our services to developers or land owners. Insodoing, we will encounter a number of other larger and more established consulting companies and general contractors. We will capitalize on our consultants' contacts in area businesses, as well as the extensive experience in finance, construction, real estate and general contracting which is inherent in our team. This, we expect, along with our competitive fee structure, will set us aside from much of the competition. In addition, as a result of our real estate expertise in addition to the relationship with various consultants, we will be available to take a reduced fee in exchange for an ownership position in particular projects, similar to what we have negotiated with Schertz Parkway Ventures. We may also choose to sell stock in the future, which we hope will generate enough cash to allow us to form joint ventures with existing land owners or purchase land outright for development.

     The nature of our current contracts and agreements call for us to receive a fee for services ranging from 3% to 5% of construction or subcontracting costs. As such, we act as a consultant to the developer or owner of a particular project.

     As a result of our initial contracts, we plan on realizing revenues from project consulting in amounts ranging from 3% to 5% of construction costs, plus any out of pocket expenses. We believe we will be able to limit initial overhead and non-project related operating expenses, which should help us to maximize our potential revenues.

     On August 1, 2004, we entered into a joint venture with a property owner in Schertz, Texas, for the development of approximately 7.6 acres of raw land for professional office, retail and mini-storage. In addition to a 3.06% equity interest in the project, we have received and will continue to receive a 3% fee for providing consulting services to the joint venture.

     The structure of the Schertz Parkway venture will be the model for future projects with owners/developers for the construction and/or ownership of commercial properties. As such, we hope to structure similar ventures where we provide consulting services for a percentage fee of the total development cost.



We have no unannounced new product or service.

     As a general rule, we will rely on a variety of sub-contractors and their suppliers for completion of our business, and there is no shortage of such sub-contractors in our market. We do not see any need to depend on any single sub-contractor or supplier, and, indeed, welcome a wide range of such services to provide a competitive pricing strategy for our clients and partners.

     Generally speaking, we will not need to rely on outside consultants for any particular projects. In the event we utilize outside consultants for acquiring new contracts, similar to the services we sought from David Mooney and Jay Alkire, we anticipate paying for such services in stock, thereby retaining our cash flow for future growth.

     We do not depend on any or a small number of customers, but instead we hope to have several projects going on at one time.

     We have no trademarks, licenses franchises, concessions, royalty agreements or labor contracts which have not been disclosed in this prospectus.

     As a general rule, all governmental approvals for our services are required to be obtained by, and maintained by, our clients and partners. As such, we have no pending or unapproved governmental services.

     There are no governmental regulations which directly affect our business. We can, for a fee, consult with the client's engineers in seeking governmental approvals for environmental or other governmental regulations. Again, as a general rule, these are the responsibility of the owner/client.

     We have not spent any funds on research and development since our inception, nor do we plan on spending any funds in the near future.

MARKET  NEED
------------

     We believe that numerous small and mid-size commercial developers have need from time to time for financial analyses consulting as well as site selection and analysis and construction assistance, whether construction management or general contracting. In addition, numerous individuals and companies of all sizes often have requirements when considering development and construction of home offices, build-to suit projects or commercial facilities which may combine income from rental as well as home office use for the developer/owner. Based on the extensive experience of its executive, Mr. Birmingham, and its consultants, Mr. Alkire and Mr. Yount, and their knowledge of contacts and the market, the Company believes it can offer an immediate presence to San Antonio-based companies who seek such development consulting and/or construction consulting services.

     The Company's principal business activity consists of providing a full range of real estate development and construction services to individuals or companies seeking to develop or build small (3,000 square foot) to mid-size
(25,000-35,000 square foot) commercial buildings.   This entire process begins
with site selection for a client and continues through actual construction, lease-up and management of the facility. While the initial emphasis of the Company is to seek out small and mid-size users, we do not limit ourselves to this niche. As opportunities develop, we will seek out larger projects and joint ventures as time and business progress.

     Construction consulting is a highly competitive business in which companies of all sizes strive to attract new clients or additional assignments from existing clients. Competition for new business is difficult as large construction management companies and general contractors have tremendous resources, both monetary and with personnel, to attract new clients. We believe that our general pricing of cost of construction plus a fee ranging from .5% to 10% will be very competitive and it expects to offer excellent service.

     The majority of the agreements between us and our clients will be terminable by either us or the client upon mutually agreed notice, as is the custom in the industry. We are currently being engaged on a project by project basis and accept engagements generally on a cost of construction plus a flat fee of from .5% to 10% or on an hourly basis or flat fee arrangement. We also participate in equity ownership positions in development projects for cash and/or reduction of cash fees. We may engage consultants as independent contractors to assist it on various projects on an as needed basis.



     As is generally the case in the construction industry, our business is expected to be seasonal and will fluctuate with the general economy and real estate markets. The diverse aspect of our business plan can be expected to ameliorate these fluctuations to a degree.

COMPETITION
-----------

     There is significant competition to our core business from not only existing construction management consultants but also general contractors and owner/developers themselves. As we are currently positioned, we have little competitive edge over other, larger and more established construction management companies and general contractors. These other, larger companies have significantly larger sources of revenue with which to market their services and therefore compete for areas of our core business. However, many of these larger companies do not provide the real estate financial expertise, negotiating expertise and management expertise of various disparate functions (i.e. banking, general real state knowledge, architecture and construction) that we provide via our president and consultants. We believe that our core team provides a depth of knowledge that allows us to compete in the market. In addition, such competition is commonplace in the business and we believe our expertise, pricing policy and availability of knowledge and ownership ability will distinguish us from the competition.

     Furthermore, we intend to concentrate on smaller projects in terms of square footage, where we believe we will have an advantage. We believe that there is a demand in the market for smaller projects which have not been adequately serviced by our larger competitors.



DEPENDENCE ON MAJOR CUSTOMERS
-----------------------------

     At this time, we have two customers and do not expect to be dependent on any single customer for our success. Indeed, the nature of our business, and our fee structure, demand that we seek either: 1) more consulting customers, or 2) more ownership transactions to offset future expenses associated with our growth.



     The advantages to consulting customers are that the fees that are generated are entirely net of all expenses associated with a project. For example, when we charge a 3% fee for consulting services, this fee does not include all of the costs associated with the project, such as travel, phone expenses, etc.

     Ownership transactions, as exemplified by the Schertz Parkway Ventures deal described in this prospectus, offer us opportunities for current cash fees via a construction management contract, as well as participation in future sales and/or rental revenues if the project succeeds.

PATENTS AND TRADEMARKS
----------------------

     We do not have any patents or trademarks and do not see the need for any in the near future.

LICENSE AND GOVERNMENT APPROVAL
-------------------------------

     As a consultant, we are not required to have licenses nor do we require governmental approval for our services. When we begin to provide general contracting services as envisioned in our business plan, we will be required to obtain licenses from the state in which we conduct business. The fees and process for obtaining such a license are simple and inexpensive, ranging from approximately $100 per year in Texas to $500.00 in other states.

RESEARCH AND DEVELOPMENT
------------------------

     The nature of our business does not require any research and development.

NUMBER OF EMPLOYEES
-------------------

     Currently, we have one, unpaid employee, our president, Carey G. Birmingham. At the present time, based on the agreements we have in place, we do not foresee the need for additional employees in the next 12 months.

                                  RECENT EVENTS
                                  -------------
     QUADK BUILDING
     --------------



     On June 9, 2004, we entered into a General Contracting and Construction Management Contract with QuadK, LLC, a Texas Limited Liability Company for the construction of a new 3,600 square foot office building in San Antonio, Texas. The Contract includes a fee for our services of approximately 5% of the construction cost, or approximately $12,400. We have subcontracted with Sage Development and Construction to complete this project. Jay Alkire is the president of Sage Development & Construction and a shareholder and consultant to our company.



     The Contract with QuadK is a Standard Form American Institute of Architects
(AIA) contract ("Contract"), which is widely recognized as the industry standard in defining the relationships and terms involved in design and construction projects. The Contract provides for us to seek out and engage subcontractors for the construction of a 3,600 square foot office building. As the primary contractor, relying on subcontractors such as Sage Development, it is our responsibility to make periodic cash draws from the owner, in this case QuadK, and process and pay invoices to our subcontractors.

SCHERTZ PARKWAY VENTURES, LLC
-----------------------------

     On August 1, 2004, we entered into a joint venture agreement and along with other investors (several of whom are also investors in our company), formed Schertz Parkway Ventures, LLC. On that date, we agreed to purchase a 3.0% ownership interest in the company for an initial investment of $396.00. Schertz Parkway Ventures, LLC ("SPV"), in turn, has the right to own approximately 7.6 acres of commercial land in Schertz, Texas, a city of 30,000 located 8 miles northeast of San Antonio, Texas on Interstate IH-35. The property consists of raw land, zoned commercial and preliminary design studies anticipate approximately 37,000 square feet of professional office space, 15,000 square feet of retail space and 60,000 square feet of mini-storage space.

     It is the intention of the joint venture to develop, sell or otherwise improve the 7.6 acres in Schertz by December 31, 2005. In the event that the joint venture does not make a substantial effort in that regard by December 31, 2005, the owner of the land has the right to terminate the joint venture and the land will revert to its current owner without the need for payment of any consideration. In such an event, our company's investment will effectively equate to nothing.

     As part owner of the project in Schertz, we are entitled to receive our pro rata share from a sale of all or part of the land which generates sale proceeds of over $3.50 per square foot, for the life of the joint venture. In the event a building or other improvement to the property is completed and rented or sold, we will be entitled to receive our pro rata portion of cash flows from rental or the sale.

     During August 2004, SPV obtained a $25,000 line of credit from a local, commercial bank for, among other things, the purposes of paying development costs of the project, including construction management fees to our company. The president of our Company, along with another investor in SPV, guaranteed the line of credit for SPV. No member of SPV, including our Company, is obligated to guarantee any obligations of SPV, and College Oak Investments, Inc. has not guaranteed any debts to date on behalf of SPV.

     In addition to our ownership in the joint venture, we are entitled to receive a 3% fee for construction management consulting. When a contractor provides service to the joint venture, College Oak Investments reviews the invoice and checks to ensure the work has been adequately performed. We then bill the joint venture for the amount of the contract plus a 3% fee.

     In the event the project continues past the design development stage, and the members elect to begin construction, we will enter into a construction management contract which will include a 3% fee, based on construction costs, for services. As of July 31, 2004, we had billed SPV $375 for various development related services.



     JANET T. BIRMINGHAM INTER VIVOS TRUST
     -------------------------------------

     On August 15, 2004, we accepted the management and oversight of the renovation of a 500 square foot condominium in South Norwalk, Connecticut, owned by the Janet Birmingham Inter Vivos Trust. Janet Birmingham is the mother of our President. The verbal contract called for us to oversee the renovation of the condominium for a fee of 5% of the cost of construction. The renovation of this project was competed on October 15, 2004, for a total cost of $7,913.00, and generated $395.00 in fees to our company. Our consultant, David Mooney aided us in the completion of the project for no cost to our company beyond the shares of stock he has already received.

                                   MANAGEMENT
                                   ----------

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth our director and officer and his age and position:

NAME                    AGE                           POSITION
----                    ---                           --------

Carey G. Birmingham     48                   President and Chief Executive
                                             Officer

Carey Birmingham has served as our President and Director since inception in January 2004. As President and Director for College Oak Investments, Inc., Mr. Birmingham is responsible for our long-term strategic planning and all day-to-day administrative activities, including marketing, finance, profit and loss responsibility, building strategic alliances and developing sales. In addition, Mr. Birmingham brings his extensive 20-year experience in all aspects of commercial real estate in assisting clients and negotiating contracts. From September 1999 through September 2003, Mr. Birmingham served as President, Executive Vice President and Director of International Test Systems, Inc., which filed a registration statement in an effort to become publicly traded, but never obtained a stock symbol. ITS is a manufacturer of automated test equipment for electronic printed circuit boards. As an officer of ITS, Mr. Birmingham worked full time in selling the company's products and attempting to grow the company. Mr. Birmingham resigned as a Director of ITS in September 2003 and resigned as Executive Vice President in March 2004.

     In August 2003, ITS sold 92% of its stock to a US subsidiary of an offshore (Greek) company in a private transaction. Prior to ITS's sale of 92% of its stock to the Greek Company, Mr. Birmingham controlled 522,500 shares of ITS, or approximately 21.7% of the then outstanding shares. Immediately after the sale of stock, Mr. Birmingham resigned as a Director and was retained as the Executive Vice President of ITS. At the time of the acquisition by the Greek Company, BFP Texas was issued an additional 100,000 shares of ITS in consideration for conversion of debt in the amount of approximately $15,000. Mr. Birmingham controls BFP Texas, Ltd,. As a result of his founding ITS, the issuance of the additional 100,000 share to BFP, and the subsequent stock purchase by the subsidiary of the Greek Company, Mr. Birmingham retained personal and beneficial ownership of 622,500 shares of ITS, or approximately 2.8% of the outstanding shares of ITS after the Greek Company acquired 92% of ITS. ITS's new management did not compete a planned initial public offering of the company's stock, and Mr. Birmingham resigned as Executive Vice President of the company in March 2004 and formed College Oak Investments, Inc. devoting all of his efforts to the Company.

     During the past 20 years, in addition to his work in venture capital and individual investments, Mr. Birmingham has served in various capacities. From March 1982 through April 1984, Mr. Birmingham served as Asset Manager and Sr. Asset Manager of commercial real estate for New York Life Insurance. Mr. Birmingham served as a Vice President of Commercial Real Estate for Unicorp American Corporation and Executive Vice President for Unicorp Property Management, a company subsidiary, from May 1984 through November 1989. Mr. Birmingham served as a Portfolio Director, Commercial Real Estate, for United Services Automobile Association (USAA) from 1990 through part of 1992. In addition, Mr. Birmingham served as a real estate consultant for Fidelity Mutual Life Insurance and Mutual Benefit Life from 1992 through 1994. Mr. Birmingham has been responsible for the asset and real property management of real estate portfolios valued in excess of $250 Million at New York Life, $300-$400 Million at Unicorp American, $200-$300 Million at USAA and approximately $300 -$400 million at Fidelity and Mutual Benefit Life. During his tenure with these companies, Mr. Birmingham generated gross sales proceeds of over $700 million from the sale of real estate properties. Mr. Birmingham received a BA degree from New York University in 1980.

     In 2001, Mr. Birmingham formed or assisted in the formation of two Rule 419 companies, also known as blank check companies. The companies were formed for the purpose of raising funds in the public market and filed registration statements and amendments the same year. However, neither company progressed past there respective first amendments, and Mr. Birmingham abandoned his efforts in this regard in December 2001 and undertakes to withdraw such registration statements. Other that his limited experience with the two companies, Mr. Birmingham has had no further experience in so-called blank check, or Rule 419 companies.



     Our company is in no way similar to the 419 companies Mr. Birmingham formed. Such companies never sought money from investors, had no revenue, no clear business plan, no assets, no agreements with customers and were formed for the purposes of merging with existing businesses. Our Company has revenues, agreements with customers, assets, including an ownership interest in Schertz Parkway Ventures, and has been conducting business for several months. Furthermore, we have raised $8,400 from 39 investors since March 2004.

                             EXECUTIVE COMPENSATION
                             ----------------------

     Mr. Birmingham has not received a salary. It is anticipated that he will not receive a salary until the Company obtains a minimum of $250,000 in revenues.

LIMITATION OF DIRECTORS' LIABILITY

     Our Articles of Incorporation eliminate, to the fullest extent permitted by the Nevada General Corporation Law, the personal liability of our directors for monetary damages for breaches of fiduciary duty by such directors. However, our Articles of Incorporation do not provide for the elimination of or any limitation on the personal liability of a director for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) unlawful corporate distributions. This provision of the Articles of Incorporation will limit the remedies available to the stockholder who is dissatisfied with a decision of the board of directors protected by this provision; such stockholder's only remedy may be to bring a suit to prevent the action of the board. This remedy may not be effective in many situations, because stockholders are often unaware of a transaction or an event prior to board action in respect of such transaction or event. In these cases, our stockholders could be injured by a board's decision and have no effective remedy.

                  CERTAIN TRANSACTIONSAND RELATED TRANSACTIONS
                  --------------------------------------------

     In January 2004, we issued an aggregate of 2,030,000 shares of common stock to certain founders for nominal consideration in connection with our formation.

     In January 2004, we issued 880,000 shares of common stock to Carey G. Birmingham in consideration for management services rendered.

     In January 2004, we issued 1,000,000 shares of common stock to David Loev in consideration for legal services rendered. In January 2004, the Company committed to pay Mr. Loev an additional $30,000.00 for legal fees associated with this Registration Statement. As of this date, there is no written agreement with Mr. Loev regarding this fee.

     In January 2004, we issued 50,000 shares of common stock to David W. Mooney in consideration for consulting services, which include sourcing new clients and providing architectural review for proposed projects, as needed.

     In January 2004, we issued 50,000 shares of common stock to Jay Alkire in consideration for consulting services, which include sourcing new clients and providing valuable construction expertise, as well as trade and subcontractor contacts, on a project by project basis, as needed.

     In January 2004, we issued 50,000 shares of common stock to H. Alex Yount in consideration for consulting services, including real estate finance, leasing, market knowledge and property management expertise on a project by project basis, as needed.



     In July 2004, Messrs. Birmingham and Loev agreed to provide the Company with lines of credit in the amount of $25,000 each, or $50,000 total. The lines of credit are unsecured, have a one year maturity and are payable in full, without interest, at any time during the term of the notes. However, any unpaid principal which remains outstanding under the lines of credit after September 15, 2005, shall bear interest at ten percent per year. As of the date of this filing, no funds have been drawn by the Company.



     In August 2004, BFP Texas, Ltd. purchased a 13% interest in Schertz Parkway Ventures, LLC. BFP Texas, Ltd. is a shareholder of our company. Carey Birmingham, our president, is a General Partner in BFP Texas, Ltd.

     We are currently sharing office space leased by BFP Texas, Ltd., one of our shareholders, rent free on a month-to-month basis. The lease by BFP Texas, Ltd. expires on December 31, 2004, and after that time, we plan on using space in Mr. Birmingham's home, also on a rent free, month-to-month basis, until such time as we require and can afford new office space.

                             PRINCIPAL STOCKHOLDERS
                             ----------------------

     The table below sets forth, as of November 12, 2004, the beneficial ownership of common stock of our directors, officers, and holders of five percent or more of our common stock, and the officers and directors as a group.


NAME AND ADDRESS                    NUMBER OF SHARES OF
OF BENEFICIAL OWNERS                COMMON STOCK
                                    BENEFICIALLYOWNED(1)                PERCENTAGE OF OWNERSHIP
--------------------                --------------------                -----------------------
Carey G. Birmingham(2)              882,000                             41.7%
16161 College Oak, S. 101
San Antonio, TX   78249

David M. Loev                       1,000,000                           47.66%
2777 Allen Parkway
Suite 1000
Houston, TX 77019

All officers and directors
  as a group (1) person             882,000                             41.7%


     (1) The listed beneficial owners have no right to acquire any shares of the Company through outstanding warrants, options, or any other type of conversion privilege within sixty days from the date of this filing.

     (2) Includes 2,000 shares held of record by BFP Texas, Ltd., a Texas Limited Partnership, of which Mr. Birmingham owns, via a trust, 5.26% and is co trustee of the General Partner, the Janet Birmingham Inter Vivos Trust.




                          DESCRIPTION OF CAPITAL STOCK
                          ----------------------------

COMMON STOCK

     We are authorized to issue up to 140,000,000 shares of common stock. As of November 12, 2004 there were 2,114,000 shares of common stock issued and outstanding,

     The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor. The outstanding common stock is validly issued, fully paid and non-assessable.

PREFERRED STOCK

     We are authorized to issue of up to 10,000,000 shares of preferred stock. We have no present plans for the issuance of such preferred stock. The issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. In addition, the issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings, and other corporate purposes, could have the effect of making it more difficult or discouraging a third party from acquiring a controlling interest in us. In many cases, shareholders receive a premium for their shares in a change of control, and these provisions will make it somewhat less likely that a change in control will occur or that shareholders will receive a premium for their shares if a change of control does occur.

                        SHARES AVAILABLE FOR FUTURE SALE
                        --------------------------------

     Upon the date of this prospectus, there are 2,114,000 shares of common stock issued and outstanding. Upon the effectiveness of this registration statement, the 232,000 shares of common stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops.

     The remaining 1,882,000 shares of common stock outstanding will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144, unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS
                  ---------------------------------------------

     This Prospectus relates to the resale of 232,000 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. The selling shareholders will sell their common shares at the price of $.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter, shares will be sold at the prevailing market prices or at privately negotiated prices.


                                        SHARES            AMOUNT OFFERED
                                        BENEFICIALLY      (ASSUMING ALL           SHARES BENEFICIALLY
                                        OWNED BEFORE      SHARES IMMEDIATELY      OWNED AFTER
STOCKHOLDER NAME        CONSIDERATION   RESALE            SOLD)                   RESALE
----------------        -------------  -----------------  ------------------      -------------------

Brenda Yount            Cash             2,000             2,000                    -
Ray Barger              Cash             2,000             2,000                    -
Lisa Stewart            Cash             2,000             2,000                    -
Jay Alkire              Services        50,000            50,000                    -
Alex Yount              Services        50,000            50,000                    -
David Mooney            Cash             2,000             2,000                    -
David Mooney            Services        50,000            50,000                    -
Nina Mooney             Cash             2,000             2,000                    -
Janet T. Birmingham     Cash             2,000             2,000                    -
Stephen Birmingham      Cash             2,000             2,000                    -
Brad Smith              Cash             2,000             2,000                    -
Harriet Birmingham      Cash             2,000             2,000                    -
Mark Birmingham         Cash             2,000             2,000                    -
Stephen Kramer          Cash             2,000             2,000                    -
Trae O.High             Cash             2,000             2,000                    -
Dr. Ed Lahniers         Cash             2,000             2,000                    -
Jennie Loev             Cash             2,000             2,000                    -
Rafi Sonsino            Cash             2,000             2,000                    -
Kevin McAdams           Cash             2,000             2,000                    -
Gwen Carden             Cash             2,000             2,000                    -
Robert McMahon          Cash             2,000             2,000                    -
Christopher Crumpler    Cash             2,000             2,000                    -
Christopher Matthews    Cash             2,000             2,000                    -
Dr. Harold Yount        Cash             2,000             2,000                    -
Rita Stewart            Cash             2,000             2,000                    -
Hans Hodell             Cash             2,000             2,000                    -
Kwajo M. Sarfoh         Cash             2,000             2,000                    -
Ali Ahmed, PC (Corp.)   Cash             2,000             2,000                    -
Jacob Cohen             Cash             2,000             2,000                    -
Steven Weiss            Cash             2,000             2,000                    -
Tony Meade              Cash             2,000             2,000                    -
Chris Ullman            Cash             2,000             2,000                    -
Robert Moore            Cash             2,000             2,000                    -
Charlie Butler          Cash             2,000             2,000                    -
Roberto Berrios         Cash             2,000             2,000                    -
Geraldine Smith         Cash             6,000             6,000                    -
Gregorio Inestroza      Cash             4,000             4,000                    -
Eric Hymowitz           Cash             2,000             2,000                    -
Brian Harris            Cash             2,000             2,000                    -
Breitman Family Trust   Cash             2,000             2,000                    -
Dan Gostylo             Cash             2,000             2,000                    -

TOTAL                                  232,000           232,000                    -


RESALE OF COMMON STOCK BY SELLING STOCKHOLDERS
SHARES CURRENTLY OUTSTANDING

     None of the selling shareholders are broker-dealers or affiliates of broker-dealers.

     The 232,000 shares offered by the selling stockholders may be sold by one or more of the following methods, without limitation:

     - ordinary brokerage transactions and transactions in which the broker solicits purchases; and
     - face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

     Such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. Each broker-dealer who is involved in the offering must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The selling stockholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a prospectus. As a result of such shares being registered under the Securities Act, holders who subsequently resell such shares to the public may be deemed to be underwriters with respect to such shares of common stock for purposes of the Securities Act with the result that they may be subject to certain statutory liabilities if the registration statement to which this prospectus relates is defective by virtue of containing a material misstatement or omitting to disclose a statement of material fact. We have not agreed to indemnify any of the selling stockholders regarding such liability.

     Before our Common Stock is listed on the OTC Bulletin Board, selling security holders will sell their common shares at the price of $.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter, shares will be sold at the prevailing market prices or at privately negotiated prices. Once our Common Stock is listed on the OTC Bulletin Board, it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our Common Stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it.

Relationships of Selling Shareholders

     - Brenda Yount is the wife of H. Alex Yount, a shareholder and consultant to our company.
     - Jay Alkire is a consultant to our company and president of Sage Development and Construction, the primary subcontractor on one of our projects, the QuadK Building in San Antonio, TX.
     -    Alex Yount is a consultant to our company.
     -    David Mooney is a consultant to our company.
     -    Nina Mooney is the wife of David Mooney
     -    Janet Birmingham is the mother of the President of our company, Carey
          G. Birmingham
     - Stephen Birmingham is the father of the President of our company, Carey G. Birmingham
     - Harriet Birmingham is the sister of the President of our company, Carey G. Birmingham
     -    Mark Birmingham is the brother of the President of our company, Carey
          G. Birmingham
     - Stephen J. Kramer is the owner of QuadK and the client for one of our projects.
     - Jennie Loev is the sister of David Loev, our corporate counsel and founder.
     - Dr. Harold Yount is the father of Alex Yount, a consultant to our company.

                      INTEREST OF NAMED EXPERTS AND COUNSEL
                      -------------------------------------

     David M. Loev, Attorney at Law, owns 1,000,000 shares of our Common Stock.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
            --------------------------------------------------------
                           SECURITIES ACT LIABILITIES
                           --------------------------

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                LEGAL PROCEEDINGS
                                -----------------

     None

                                    EXPERTS
                                    -------

     The financial statements of College Oak Investments, Inc., appearing in this SB-2 Registration Statement have been audited by Malone & Bailey, PLLC, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS
                                  -------------

     Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by David M. Loev, Attorney at Law, Houston, Texas.

                       WHERE YOU CAN FIND MORE INFORMATION
                       -----------------------------------

     This Prospectus does not contain all of the information with respect to the various agreements and other documents referred to herein. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to the date hereof. For further information with respect to the Company and the shares, any prospective purchaser should contact Carey G. Birmingham at 210-408-6019, Ext. 2.

     Our fiscal year ends on April 30. We intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statements, or other information with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.


                          COLLEGE OAK INVESTMENTS, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                  July 31, 2004
                                  (Unaudited)


ASSETS
Cash                                                          $   8,625
Accounts receivable                                               5,493
Investment in joint venture                                         396
                                                                --------
Total current assets                                          $  14,514
                                                                ========

LIABILITIES & STOCKHOLDERS' DEFICIT

Accounts Payable                                              $  37,104
                                                             -----------

Commitments

STOCKHOLDERS' DEFICIT
   Preferred stock, $.001 par, 10,000,000 shares
   authorized, none issued and outstanding                           -
Common stock, $.001 par, 140,000,000 shares
    authorized, 2,122,000 shares issued
    and outstanding                                               2,122
Additional paid in capital                                      210,078
Deficit accumulated during the development stage               (234,790)
                                                             -----------
TOTAL STOCKHOLDERS' DEFICIT                                     (22,590)
                                                             -----------
TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT                       $14,514
                                                             ===========


                          COLLEGE OAK INVESTMENTS, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
               Three Months Ending July 31, 2004, and Period from
                          February 3, 2004 (Inception)
                              Through July 31, 2004
                                  (Unaudited)


                                            Three
                                            Months           Inception
                                          ---------          ---------
Revenues
General contracting                      $   37,374          $  37,374
Management fees                                 527                527
                                          ---------          ---------
Total revenues                               37,901             37,901

Cost of revenues                             35,716             35,716
                                          ---------          ---------
Gross profit                                  2,185              2,185

Administrative expenses
  - cash                                      1,429             33,975
  - non-cash                                      -            203,000
                                          ---------          ---------
Net income (loss)                        $      756          $(234,790)
                                          =========          =========

Basic and diluted net
income per common share                  $     0.00

Weighted average common
shares outstanding                        2,117,143


                            COLLEGE OAK INVESTMENTS
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                Three Months Ended July 31, 2004 and Period from
                          February 3, 2004 (Inception)
                              Through July 31, 2004
                                  (Unaudited)



                                               Three
                                               Months          Inception
                                              ---------        ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                     $      756       $ (234,790)
Adjustments to reconcile net loss
   to cash used in operating activities:
Stock issued for services                             -          203,000
Changes in:
  Accounts receivable                            (5,493)          (5,493)
  Accounts payable                                6,349           37,104
                                              ---------        ----------
NET CASH USED IN OPERATING ACTIVITIES             1,612             (179)
                                              ---------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase in joint venture                      (396)             (396)
                                              ---------        ----------
NET CASHED USED IN INVESTING ACTIVITIES           (396)             (396)
                                              ---------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of stock                                  2,600             9,200
                                              ---------        ----------
NET CHANGE IN CASH                               3,816             8,625
  Cash balance, beginning                        4,809                -
                                              ---------        ----------
  Cash balance, ending                       $   8,625        $    8,625
                                              =========         =========


                          COLLEGE OAK INVESTMENTS, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE  1  -  BASIS  OF  PRESENTATION

     The accompanying unaudited interim financial statements of College Oak Investments, Inc. ("College Oak"), have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in College Oak's latest annual report filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal year 2004, as reported in the SB-2, have been omitted.

Financial Statements


                          INDEPENDENT AUDITORS' REPORT

To  the  Board  of  Directors
College  Oak  Investments,  Inc.
(A  Development  Stage  Company)
San  Antonio,  Texas

We have audited the accompanying balance sheet of College Oak Investments, Inc., as of April 30, 2004 and the related statements of expenses, stockholders deficit, and cash flows for the period from February 3, 2004 (Inception) through April 30, 2004. These financial statements are the responsibility of College Oak Investments, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of College Oak Investments, Inc., as of April 30, 2004, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that College Oak will continue as a going concern. As discussed in Note 2 to the financial statements, College Oak has minimal operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE  &  BAILEY,  PLLC
www.malone-bailey.com
Houston,  Texas

May  27,  2004


                          COLLEGE OAK INVESTMENTS, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                 April 30, 2004



  ASSETS
     Cash                                                        $4,809
                                                               ========

  LIABILITIES

     Accounts Payable                                           $30,754
                                                              ----------

Commitments

  STOCKHOLDERS' DEFICIT
Preferred stock, $.001 par, 10,000,000 shares
  Authorized, none issued and outstanding                             -
Common stock, $.001 par, 140,000,000 shares
  authorized, 2,096,000 shares issued
  and outstanding                                                 2,096
Additional paid in capital                                      207,504
Deficit accumulated during the development stage               (235,545)
                                                              ----------
TOTAL STOCKHOLDERS' DEFICIT                                    ( 25,945)
                                                              ----------

TOTAL LIABILITIES & STOCKHOLDERS'
DEFICIT                                                         $ 4,809
                                                              ==========

     See accompanying summary of accounting policies and notes to financial statements.


                          COLLEGE OAK INVESTMENTS, INC.
                          (A Development Stage Company)
                              STATEMENT OF EXPENSES
                    Period from February 3, 2004 (Inception)
                             Through April 30, 2004





Administrative expenses
- cash
   - accrued legal expense                               $   30,000
   - other                                                    2,545
- non-cash financial and consulting expense                 203,000
                                                           ---------
Net loss                                                 $ (235,545)
                                                           =========

Basic and diluted net loss per common share              $    (0.11)
Weighted average common shares outstanding                2,049,149


                          COLLEGE OAK INVESTMENTS, INC.
                          (A Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                    Period from February 3, 2004 (Inception)
                             Through April 30, 2004

                                                                           Deficit
                                                                           Accumulated
                                                       Additional          During
                            Common        Stock        Paid in             Development
                            Shares          $          Capital             Stage                     Totals
                         -------------   --------     ----------          -----------------         --------------
Shares issued
-for services at
   $.10 per share         2,030,000       $2,030        $200,970           $            -              $203,000
-for cash at $.10
   per share                 66,000           66           6,534                        -                 6,600

Net loss                          -            -               -                  (235,545)            (235,545)
                         -------------   --------     ----------          -----------------         --------------
Balances,
April 30, 2004            2,096,000       $2,096        $207,504           $      (235,545)            $(25,945)
                         =============   ========     ==========          =================         ==============




     See accompanying summary of accounting policies and notes to financial statements.

                          COLLEGE OAK INVESTMENTS, INC.
                          (A Development Stage Company)
                        NOTES  TO  FINANCIAL  STATEMENTS

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     Nature of Business. College Oak Investments, Inc. ("COI") was incorporated in Nevada on February 3, 2004. COI is engaged in general contracting, construction management, and real estate development.

COI's  fiscal  year  end  is  April  30th.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, COI considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.


     Revenue Recognition. COI recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. There were no revenues through April 30, 2004.

     Income taxes. COI recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. COI provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

     Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

     Recently issued accounting pronouncements. COI does not expect the adoption of recently issued accounting pronouncements to have a significant impact on COI's results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN
     As shown in the accompanying financial statements, COI has minimal operations and has a working capital deficit of $25,945 as of April 30, 2004. These conditions create an uncertainty as to COI's ability to continue as a going concern. Management is trying to raise additional capital through sales of its common stock as well as seeking financing from third parties. The financial statements do not include any adjustments that might be necessary if COI is unable to continue as a going concern.

NOTE  3  -  COMMON  STOCK
     In February 2004, COI issued 2,030,000 shares of common stock for services valued at $.10 per share, or $203,000. COI sold 2,000 shares of common to an individual for $.10 per share, or $200.

     In March 2004, COI sold 32,000 shares of common stock to individuals at $.10 per share for $3,200.

     In April 2004, COI sold 32,000 shares of common stock to individuals at $.10 per share for $3,200.

NOTE  4  -  INCOME  TAXES

     Deferred  tax  assets                                          $  5,000
     Less:  valuation  allowance                                      (5,000)
                                                                    ----------
     Net  deferred  taxes                                           $      0
                                                                    ==========

     COI has a net operating loss of approximately $32,000 as of April 30, 2004 which can be carried forward 20 years.


NOTE  5  -  COMMITMENTS
     COI has no lease expense as of April 30, 2004. COI is using office space provided by a related party on a rent-free, month to month basis.

NOTE  6  -  SUBSEQUENT  EVENTS
     In May 2004, COI sold 16,000 shares of common stock to individuals at $.10 per share for $1,600.